Exhibit 99.2

Mandalay Digital Group, Inc. Prices $17.4 Million Underwritten Offering

LOS ANGELES, March 4, 2014 /PRNewswire/ — Mandalay Digital Group, Inc. and its subsidiaries (Nasdaq: MNDL) (collectively, “Mandalay Digital” or “the Company”), today announced that it has priced an underwritten public offering of shares of common stock at a public offering price of $4.10 per share for gross proceeds of approximately $17.4 million, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company. The Company has also granted the underwriters a 30-day option to purchase up to an additional 636,750 shares of common stock to cover over-allotments, if any.

The offering is expected to close on or about March 7, 2014, subject to satisfaction of customary closing conditions. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), is acting as the sole book-running manager in connection with the offering. Craig-Hallum Capital Group LLC is acting as co-manager for the offering.

The offering is being made pursuant to a shelf registration statement that Mandalay Digital filed with the Securities and Exchange Commission (“SEC”) and which is effective. A prospectus supplement relating to the offering will be filed with the SEC. When available, copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained by contacting either Ladenburg Thalmann & Co., Inc., at 4400 Biscayne Blvd., 14th Floor, Miami, Florida 33137, phone number 305.572.4200, or Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, phone number 612.334.6300. Electronic copies of the prospectus supplement and accompanying prospectus will also be available on the website of the SEC at http://www.sec.gov/.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Mandalay Digital Group

Mandalay Digital Group, Inc., through its wholly owned subsidiary, Digital Turbine, provides mobile solutions for wireless carriers globally to enable them to better monetize mobile content. The Company’s products include mobile application management through DT Ignite, user experience and discovery through DT IQ, application stores and content through DT Marketplace, and content management and mobile payments through DT Pay. With global headquarters in Los Angeles, and offices throughout the U.S., Asia Pacific and EMEA, Mandalay Digital’s solutions are used by more than 31 million consumers each month across more than 20 global operators. For additional information, visit www.mandalaydigital.com.

Forward-Looking Statements

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events, including as to the timing and status of the offering described above, are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include those described from time to time in Mandalay Digital Group’s filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications.

For more information, contact:

Laurie Berman

PondelWilkinson Inc.

(310) 279-5980

pwinvestor@pondel.com